Exhibit 99.3

Item 8.  Consolidated Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Fossil Group, Inc.

Richardson, Texas

We have audited the accompanying consolidated balance sheets of Fossil Group, Inc. and subsidiaries (the “Company”) as of January 3, 2015 and December 28, 2013, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended January 3, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fossil Group, Inc. and subsidiaries as of January 3, 2015 and December 28, 2013, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 20, 2015

(May 7, 2015 as to Notes 1, 2, 9, 13 and 18)

FOSSIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	January 3, 2015	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$276,261	$320,479
Accounts receivable-net	430,498	454,762
Inventories	597,281	570,719
Deferred income tax assets-net	34,084	46,986
Prepaid expenses and other current assets	151,730	86,516
Total current assets	1,489,854	1,479,462
Property, plant and equipment-net	345,606	355,666
Goodwill	197,728	206,954
Intangible and other assets-net	174,364	188,332
Total long-term assets	717,698	750,952
Total assets	$2,207,552	$2,230,414
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$159,267	$165,433
Short-term and current portion of long-term debt	16,646	13,443
Accrued expenses:
Compensation	50,776	80,573
Royalties	54,013	65,117
Co-op advertising	28,591	25,599
Transaction taxes	35,301	35,134
Other	75,609	79,860
Income taxes payable	26,626	26,747
Total current liabilities	446,829	491,906
Long-term income taxes payable	16,610	15,720
Deferred income tax liabilities	87,860	98,168
Long-term debt	613,659	494,711
Other long-term liabilities	58,793	54,542
Total long-term liabilities	776,922	663,141
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, 50,771 and 54,708 shares issued and outstanding at January 3, 2015 and December 28, 2013, respectively	508	547
Additional paid-in capital	171,669	154,376
Retained earnings	822,093	877,063
Accumulated other comprehensive (loss) income	(16,410)	36,691
Total Fossil Group, Inc. stockholders’ equity	977,860	1,068,677
Noncontrolling interest	5,941	6,690
Total stockholders’ equity	983,801	1,075,367
Total liabilities and stockholders’ equity	$2,207,552	$2,230,414

See notes to the consolidated financial statements.

FOSSIL GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

Fiscal Year	2014	2013	2012
Net sales	$3,509,691	$3,259,971	$2,857,508
Cost of sales	1,508,519	1,398,285	1,250,965
Gross profit	2,001,172	1,861,686	1,606,543
Selling, general and administrative expenses	1,434,636	1,300,090	1,117,703
Operating income	566,536	561,596	488,840
Interest expense	15,898	9,548	5,160
Other income-net	7,440	9,419	8,542
Income before income taxes	558,078	561,467	492,222
Provision for income taxes	171,467	173,419	137,963
Net income	386,611	388,048	354,259
Less: Net income attributable to noncontrolling interest	9,904	9,896	10,858
Net income attributable to Fossil Group, Inc.	$376,707	$378,152	$343,401
Other comprehensive income (loss), net of taxes:
Currency translation adjustment	$(65,393)	$7,971	$11,228
Securities available for sale-net change	0	475	(29)
Cash flow hedges-net change	16,675	(1,251)	(4,619)
Pension plan activity	(4,383)	736	0
Total other comprehensive income (loss)	(53,101)	7,931	6,580
Total comprehensive income	333,510	395,979	360,839
Less: Comprehensive income attributable to noncontrolling interest	9,904	9,896	10,858
Comprehensive income attributable to Fossil Group, Inc.	$323,606	$386,083	$349,981
Earnings per share:
Basic	$7.12	$6.59	$5.63
Diluted	$7.10	$6.56	$5.59
Weighted average common shares outstanding:
Basic	52,882	57,401	60,959
Diluted	53,080	57,676	61,400

See notes to the consolidated financial statements.

FOSSIL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AMOUNTS IN THOUSANDS

	Common stock		Additional			Accumulated other comprehensive	Stockholders’ equity attributable		Total
	Shares	Par value	paid-in capital	Treasury stock	Retained earnings	income (loss)	to Fossil Group, Inc.	Noncontrolling interest	stockholders’ equity
Balance, December 31, 2011	68,370	$684	$149,243	$(450,700)	$1,384,522	$22,180	$1,105,929	$10,917	$1,116,846
Common stock issued upon exercise of stock options and stock appreciation rights	336	3	6,087	0	0	0	6,090	0	6,090
Tax benefit derived from stock-based compensation	0	0	11,693	0	0	0	11,693	0	11,693
Acquisition of common stock	0	0	0	(271,293)	0	0	(271,293)	0	(271,293)
Retirement of common stock	(9,341)	(93)	(60,476)	722,410	(661,841)	0	0	0	0
Restricted stock issued in connection with stock-based compensation plan	116	1	(1)	0	0	0	0	0	0
Common stock forfeitures put to treasury	0	0	417	(417)	0	0	0	0	0
Stock-based compensation	0	0	18,568	0	0	0	18,568	0	18,568
Net income	0	0	0	0	343,401	0	343,401	10,858	354,259
Other comprehensive income (loss)	0	0	0	0	0	6,580	6,580	0	6,580
Purchase of noncontrolling interest shares	0	0	(7,332)	0	0	0	(7,332)	(6,729)	(14,061)
Distribution of noncontrolling interest earnings and other	0	0	0	0	0	0	0	(8,198)	(8,198)
Acquisitions	150	1	19,898	0	0	0	19,899	81	19,980
Balance, December 29, 2012	59,631	$596	$138,097	$0	$1,066,082	$28,760	$1,233,535	$6,929	$1,240,464
Common stock issued upon exercise of stock options and stock appreciation rights	293	3	7,593	0	0	0	7,596	0	7,596
Tax benefit derived from stock-based compensation	0	0	8,379	0	0	0	8,379	0	8,379
Acquisition of common stock	0	0	1,064	(583,318)	0	0	(582,254)	0	(582,254)
Retirement of common stock	(5,340)	(53)	(16,094)	583,318	(567,171)	0	0	0	0
Restricted stock issued in connection with stock-based compensation plan	124	1	(1)	0	0	0	0	0	0
Stock-based compensation	0	0	15,338	0	0	0	15,338	0	15,338
Net income	0	0	0	0	378,152	0	378,152	9,896	388,048
Other comprehensive income (loss)	0	0	0	0	0	7,931	7,931	0	7,931
Distribution of noncontrolling interest earnings and other	0	0	0	0	0	0	0	(10,135)	(10,135)
Balance, December 28, 2013	54,708	$547	$154,376	$0	$877,063	$36,691	$1,068,677	$6,690	$1,075,367
Common stock issued upon exercise of stock options and stock appreciation rights	88	1	3,234	0	0	0	3,235	0	3,235
Tax benefit derived from stock-based compensation	0	0	1,430	0	0	0	1,430	0	1,430
Acquisition of common stock	0	0	800	(438,711)	0	0	(437,911)	0	(437,911)
Retirement of common stock	(4,144)	(41)	(6,993)	438,711	(431,677)	0	0	0	0
Restricted stock issued in connection with stock-based compensation plan	119	1	(1)	0	0	0	0	0	0
Stock-based compensation	0	0	18,823	0	0	0	18,823	0	18,823
Net income	0	0	0	0	376,707	0	376,707	9,904	386,611
Other comprehensive income (loss)	0	0	0	0	0	(53,101)	(53,101)	0	(53,101)
Distribution of noncontrolling interest earnings and other	0	0	0	0	0	0	0	(10,317)	(10,317)
Purchase of noncontrolling interest shares	0	0	0	0	0	0	0	(336)	(336)
Balance, January 3, 2015	50,771	$508	$171,669	$0	$822,093	$(16,410)	$977,860	$5,941	$983,801

See notes to consolidated financial statements.

FOSSIL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

AMOUNTS IN THOUSANDS

Fiscal Year	2014	2013	2012
Operating Activities:
Net income	$386,611	$388,048	$354,259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	95,931	81,936	65,536
Stock-based compensation	18,823	15,338	18,568
Increase (decrease) in allowance for returns-net of inventory in transit	3,701	(307)	3,395
Loss on disposal of assets	465	731	2,290
Impairment losses	9,266	5,750	1,231
Equity in income of joint venture	0	0	(1,382)
Distribution from joint venture	0	0	1,870
Gain on equity method investment	0	(6,510)	0
Increase (decrease) in allowance for doubtful accounts	550	(5,422)	(1,221)
Excess tax benefits from stock-based compensation	(1,430)	(8,379)	(11,693)
Deferred income taxes and other	2,708	12,400	10,591
Contingent consideration remeasurement	1,112	0	(9,949)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(8,495)	(77,452)	(42,849)
Inventories	(60,746)	(52,923)	10,677
Prepaid expenses and other current assets	(52,726)	(21,141)	38,236
Accounts payable	2,477	15,347	(7,017)
Accrued expenses	(13,315)	52,904	2,847
Income taxes payable	2,951	11,362	16,211
Net cash provided by operating activities	387,883	411,682	451,600
Investing Activities:
Additions to property, plant and equipment	(94,763)	(95,234)	(112,385)
Increase in intangible and other assets	(9,419)	(14,818)	(10,419)
Proceeds from the sale of property, plant, equipment and other	571	2,029	68
Net change in restricted cash	41	376	6,734
Business acquisitions-net of cash acquired	0	(15,521)	(229,151)
Net investment hedge settlement	410	0	0
Net cash used in investing activities	(103,160)	(123,168)	(345,153)
Financing Activities:
Acquisition of common stock	(437,911)	(582,254)	(271,293)
Distribution of noncontrolling interest earnings and other	(10,317)	(10,135)	(8,198)
Purchase of noncontrolling interest shares	(336)	0	(14,061)
Excess tax benefits from stock-based compensation	1,430	8,379	11,693
Debt borrowings	961,000	1,222,116	554,568
Debt payments	(838,684)	(791,495)	(498,391)
Proceeds from exercise of stock options	3,235	7,596	6,090
Other financing activities	(3,598)	(2,456)	0
Net cash used in financing activities	(325,181)	(148,249)	(219,592)
Effect of exchange rate changes on cash and cash equivalents	(3,760)	2,978	2,883
Net (decrease) increase in cash and cash equivalents	(44,218)	143,243	(110,262)
Cash and cash equivalents:
Beginning of year	320,479	177,236	287,498
End of year	$276,261	$320,479	$177,236

See notes to the consolidated financial statements.

FOSSIL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Effective during the first quarter of fiscal 2015, the Company made changes to the presentation of its reportable segments to reflect changes in the way its chief operating decision maker evaluates the performance of its operations, develops strategy and allocates capital resources. The Company has realigned its operating structure.  Strategic and brand directions are set centrally and regional management is now fully empowered and responsible to drive those strategies and brand directions across all brands and channels within their regions. As part of the new operating structure, the regional teams manage both the wholesale and retail businesses within their regions whereas previously the retail business was managed globally. Additionally, with the implementation of new reporting systems, the Company has the ability to extract discrete financial information that aligns with its operating structure and is consistent with how management now evaluates the business performance. The Company’s reportable segments now consist of the following: (i) Americas, (ii) Europe and (iii) Asia. Prior to the First Quarter 2015 Form 10-Q, as reported in the 2014 Form 10-K, the Company’s reportable segments consisted of the following: (i) North America wholesale, (ii) Europe wholesale, (iii) Asia Pacific wholesale and (iv) Direct to consumer.

These changes to the Company’s reportable segments include the following:

(1)   Reclassification of the Company’s retail, e-commerce and catalog activities, all of which were previously recorded within the Company’s Direct to consumer segment, to the Americas, Europe and Asia segments based on the geographic location of the activities.

(2)   The Company’s wholesale operations in North America, Europe and Asia Pacific previously recorded within the North America wholesale, Europe wholesale and Asia Pacific wholesale segments, respectively, have been reclassified to the Americas, Europe and Asia segments, respectively.

(3)   Intercompany profit attributable to the Company’s factory operations was previously included in the Asia Pacific wholesale and Europe wholesale segments in accordance with the geographic location of the factories, and is now eliminated from all reporting segments.

(4)   Certain corporate costs are not allocated to the various segments because they are managed at the corporate level for internal purposes. Prior to the change in reporting segments, these expenses included, and after the change in reporting segments, continue to include, general corporate expenses, including certain administrative, legal, accounting, technology support costs, equity compensation costs, and payroll costs attributable to executive management. Additionally, certain brand management, product development, art, creative/product design, marketing and back office supply chain expenses which were previously included in North America wholesale, Europe wholesale, Asia Pacific wholesale and Direct to consumer segments prior to the change in reporting segments are now reported in corporate. Conversely, certain back office costs reported in corporate prior to the change in reporting segments are now included in the various reporting segments in which they are now managed.

The Company’s historical segment disclosures have been recast to be consistent with the current presentation.

Consolidated Financial Statements include the accounts of Fossil Group, Inc., a Delaware corporation, and its subsidiaries (the “Company”). The Company reports on a fiscal year reflecting the retail-based calendar (containing 4-4-5 week calendar quarters). References to fiscal years 2014, 2013 and 2012 are for the fiscal years ended January 3, 2015, December 28, 2013 and December 29, 2012, respectively. The Company’s fiscal year periodically results in a 53-week year instead of a normal 52-week year. The current fiscal year ended January 3, 2015 is a 53-week year, with the additional week included in the first quarter of the fiscal year. Accordingly, the information presented herein includes fifty-three weeks of operations for fiscal year 2014 as compared to fifty-two weeks in fiscal years 2013 and 2012. All intercompany balances and transactions are eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current period presentation. The Company is a leader in the design, development, marketing and distribution of contemporary, high quality fashion accessories on a global basis. The Company’s products are sold primarily through department stores, specialty retailers and Company-owned retail stores worldwide.

Use of Estimates is required in the preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to product returns, inventories, long-lived assets, goodwill and trade names, income taxes, warranty costs, hedge accounting and stock-based compensation. Management bases its estimates and judgments on historical experience and on various other factors that it believes are reasonable under the circumstances. Management estimates form the basis for making judgments about the carrying value of the assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions.

Concentration of Risk involves financial instruments that potentially expose the Company to concentration of credit risk and consist primarily of cash investments and accounts receivable. The Company places its cash investments with high-credit quality financial institutions and currently invests primarily in corporate debt securities and money market funds with major banks and financial institutions. Accounts receivable are generally diversified due to the number of entities comprising the Company’s customer base and their dispersion across many geographic regions. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable.

A significant portion of sales of the Company’s products are supplied by manufacturers located outside of the U.S., primarily in Asia. While the Company is not dependent on any single manufacturer outside the U.S., the Company could be adversely affected by political or economic disruptions affecting the business or operations of third-party manufacturers located outside of the U.S. In fiscal year 2014, two of the Company’s majority-owned assembly factories accounted for approximately 57% of the Company’s total watch assembly and jewelry production.

The Company has entered into multi-year, worldwide exclusive license agreements for the manufacture, distribution and sale of products bearing the brand names of certain globally recognized fashion companies. Sales of the Company’s licensed products amounted to 53.5% of the consolidated net sales for fiscal year 2014, of which MICHAEL KORS® product sales accounted for 26.3%.

Cash Equivalents are considered all highly liquid investments with original maturities of three months or less from the date of purchase.

Accounts Receivable are stated net of allowances of approximately $68.2 million and $63.1 million for estimated customer returns at the end of fiscal years 2014 and 2013, respectively, and net of doubtful accounts of approximately $11.8 million at the end of both fiscal years 2014 and 2013. The Company’s policy is to maintain allowances for bankruptcies until the bankruptcies are actually settled. The total amount charged to cost and expenses during fiscal year 2014 relating to the Company’s doubtful accounts receivable was $3.3 million.

Inventories are stated at the lower of market or average cost, including any applicable duty and freight charges. Inventory held at consignment locations is included in the Company’s finished goods inventory, and at the end of fiscal years 2014 and 2013, was $40.7 million and $29.9 million, respectively.

Investments in which the Company has significant influence over the investee are accounted for utilizing the equity method. If the Company does not have significant influence over the investee, the cost method is utilized.

Property, Plant and Equipment is stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets of thirty years for buildings, generally five years for machinery and equipment and furniture and fixtures and three to seven years for computer equipment and software. Leasehold improvements are amortized over the shorter of the lease term or the asset’s estimated useful life.

Property, plant and equipment and other long-lived assets are evaluated for impairment whenever events or conditions indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows related to the asset. Property, plant and equipment and key money impairment losses related to underperforming Company-owned retail stores of approximately $9.3 million, $5.8 million and $1.2 million were recorded in fiscal years 2014, 2013 and 2012, respectively, and are included in selling, general and administrative expenses in the Company’s consolidated statements of income and comprehensive income.

Goodwill and Other Intangible Assets include the cost in excess of net tangible assets acquired (goodwill), trademarks, trade names, customer lists and patents. Trademarks, customer lists and patents are amortized using the straight-line method over their estimated useful lives, which are generally three to 20 years. Goodwill and other indefinite-lived intangible assets, such as trade names acquired in business combinations, are evaluated for impairment annually as of the end of the fiscal year. Additionally, if events or conditions were to indicate the carrying value of a reporting unit or an indefinite-lived intangible asset may not be recoverable, the Company would evaluate the asset for impairment at that time. Impairment testing compares the carrying amount of the reporting unit or other intangible assets with its fair value. When the carrying amount of the reporting unit or other intangible assets exceeds its fair value, an impairment charge is recorded.

The Company has three reporting units for which it evaluates goodwill for impairment. These reporting units are (i) Americas, (ii) Europe and (iii) Asia. The fair value of each reporting unit is estimated using market comparable information and an income approach. If the estimated fair value of a reporting unit exceeds its carrying value, no impairment charge is recorded. As of January 3, 2015, the fair value of each of these reporting units substantially exceeded its carrying value.

Judgments and assumptions are inherent in the Company’s estimate of future cash flows used to determine the estimate of the reporting unit’s fair value. The most significant assumptions associated with the fair value calculations include estimated future cash flows. The Company’s estimated future cash flows are dependent on estimated future growth rates, discount rates and operating margins. If actual results differ, the estimated future cash flows may not be realized, and future impairments of goodwill may be incurred.

The Company estimates the fair value of its trade names using discounted cash flow methodologies. Due to the inherent uncertainties involved in making the estimates and assumptions used in the fair value analysis, actual results may differ, which could alter the fair value of the trade names and possibly result in impairment charges in future periods. The Company has completed the required annual impairment testing for trade names for fiscal years 2014, 2013 and 2012. No impairment charges were recorded in fiscal years 2014, 2013 or 2012.

Accrued Expenses Other includes liabilities relating to warranties, duty, deferred compensation, gift cards, foreign exchange forward contracts (“forward contracts”), deferred rent, and other liabilities which are current in nature.

Other Long-Term Liabilities includes obligations relating to asset retirements, deferred rent, forward contracts and defined benefits relating to certain international employees that are not current in nature.

Cumulative Translation Adjustment is included as a component of accumulated other comprehensive income and reflects the adjustments resulting from translating the financial statements of foreign subsidiaries into U.S. dollars. The functional currency of the Company’s foreign subsidiaries is the currency of the primary economic environment in which the entity operates, which is generally the local currency of the country. Accordingly, assets and liabilities of the foreign subsidiaries are translated to U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at daily or average monthly exchange rates. Those changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses in determining net income. The Company incurred net foreign currency transaction gains, including gains and losses associated with the settlement of forward contracts, of approximately $20,000, $1.0 million and $5.6 million fiscal years 2014, 2013 and 2012, respectively. These net gains have been included in other income—net in the Company’s consolidated statements of income and comprehensive income.

Hedging Instruments consist of forward contracts and an interest rate swap. Forward contracts are entered into by the Company principally to hedge the future payment of intercompany inventory transactions by its non-U.S. subsidiaries. These cash flow hedges are stated at estimated fair value and changes in fair value are reported as a component of other comprehensive income (loss), net of taxes on the Company’s consolidated statements of income and comprehensive income. If the Company was to settle its euro, British pound, Canadian dollar, Japanese yen, Australian dollar and Mexican peso based forward contracts at fiscal year-end 2014, the result would have been a net gain of approximately $18.1 million, net of taxes. This unrealized gain is recognized in other comprehensive income (loss), net of taxes on the Company’s consolidated statements of income and comprehensive income. Additionally, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the cash flows being hedged, any changes in fair value relating to the ineffective portion of these contracts would be recognized in other income-net on the Company’s consolidated statements of income and comprehensive income. Also, the Company has entered into an interest rate swap agreement to effectively convert a portion of its variable rate debt obligations from a floating rate to a fixed rate. Changes in the fair value of the interest rate swap are recorded as a component of accumulated other comprehensive income within stockholders’ equity, and are recognized in interest expense in the period in which the payment is settled. To reduce exposure to changes in currency exchange rates adversely affecting the Company’s investment in a euro-denominated subsidiary, the Company entered into a forward contract designated as a net investment hedge that was settled during the second quarter of fiscal year 2014. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. See Note 8—Derivatives and Risk Management for more information regarding the Company’s use of derivatives.

Litigation Liabilities are estimated amounts for claims that are probable and can be reasonably estimated and are recorded as liabilities in the Company’s consolidated balance sheets. The likelihood of a material change in these estimated liabilities would be dependent on new claims that may arise, changes in the circumstances used to estimate amounts for prior period claims and favorable or unfavorable final settlements of prior period claims. As additional information becomes available, the Company assesses the potential liability related to new claims and existing claims and revises estimates as appropriate. As new claims arise or circumstances change relative to prior claim assessments, revisions in estimates of the potential liability could materially impact the Company’s consolidated results of operations and financial position.

Stock-Based Compensation is recognized as expense related to the fair value of employee stock based awards. The Company utilizes the Black-Scholes model to determine the fair value of stock options and stock appreciation rights on the date of grant. The model requires the Company to make assumptions concerning (i) the length of time employees will retain their vested stock options and stock appreciation rights before exercising them (“expected term”), (ii) the volatility of the Company’s common stock price over the expected term and (iii) the number of stock options and stock appreciation rights that will be forfeited. Changes in these assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense amounts recognized on the Company’s consolidated statements of income and comprehensive income.

Revenues are recognized at the point title and the risks and rewards of ownership have passed to the customer, based on the terms of sale. Revenue from sales of the Company’s products including those that are subject to inventory consignment agreements is recognized when title and risk of loss transfers, delivery has occurred, the price to the buyer is determinable and collectability is reasonably assured. The Company accepts limited returns and may request that a customer return a product if the customer has an excess of any style that the Company has identified as being a poor performer for that customer or geographic location. The Company continually monitors returns and maintains a provision for estimated returns based upon historical experience and any specific issues identified. Product returns are accounted for as reductions to revenue, cost of sales, accounts receivable and an increase in inventory to the extent the returned product is resalable. While returns have historically been within management’s expectations and the provisions established, future return rates may differ from those experienced in the past. In the event that the Company’s products are performing poorly in the retail market and/or it experiences product damages or defects at a rate significantly higher than the historical rate, the resulting returns could have an adverse impact on the operating results for the period or periods in which such returns occur. Taxes imposed by governmental authorities on the Company’s revenue-producing activities with customers, such as sales taxes and value added taxes, are excluded from net sales.

Cost of Sales includes raw material costs, assembly labor, assembly overhead including depreciation expense, assembly warehousing costs and shipping and handling costs related to the movement of finished goods from assembly locations to sales distribution centers and from sales distribution centers to customer locations. Additionally, cost of sales includes customs duties, product packaging cost, royalty cost associated with sales of licensed products, the cost of molding and tooling and inventory shrinkage and damages.

Selling, General and Administrative Expenses (“SG&A”) include selling and distribution expenses primarily consisting of sales and distribution labor costs, sales distribution center and warehouse facility costs, depreciation expense related to sales distribution and warehouse facilities, the four-wall operating costs of the Company’s retail stores, point-of- sale expenses, advertising expenses and art, design and product development labor costs. SG&A also includes general and administrative expenses primarily consisting of administrative support labor and “back office” or support costs such as treasury, legal, information services, accounting, internal audit, human resources, executive management costs and costs associated with stock-based compensation.

Advertising Costs for in-store and media advertising as well as co-op advertising, catalog costs, product displays, show/exhibit costs, advertising royalties related to the sales of licensed brands, internet costs associated with affiliation fees, printing, sample costs and promotional allowances are expensed as incurred. Advertising costs were approximately $232.7 million, $205.6 million and $185.1 million for fiscal years 2014, 2013 and 2012, respectively.

Warranty Costs are included in SG&A. The Company records an estimate for future warranty costs based on historical repair costs and adjusts the liability as required. Warranty costs have historically been within the Company’s expectations and the provisions established. If such costs were to substantially exceed estimates, this could have an adverse effect on the Company’s operating results. See Note 4—Warranty Liabilities, for more information regarding warranties.

Noncontrolling Interest is recognized as equity in the Company’s consolidated balance sheets, is reflected in net income attributable to noncontrolling interest in the consolidated statements of income and comprehensive income and is captured within the summary of changes in equity attributable to controlling and noncontrolling interests. Noncontrolling interests represent ownership interests in the Company’s subsidiaries held by third parties.

Other Comprehensive Income (Loss) which is reported in the consolidated statements of income and comprehensive income and consolidated statements of equity, consists of net income and other gains and losses affecting equity that are excluded from net income. The components of other comprehensive income (loss) primarily consist of foreign currency translation gains and losses and net realized and unrealized gains and losses on the following: (i) securities available for sale; (ii) derivatives designated as cash flow hedges; and (iii) the Company’s defined benefit plans.

Earnings Per Share (“EPS”) is based on the weighted average number of common shares outstanding during each period. Diluted EPS adjusts basic EPS for the effects of dilutive common stock equivalents outstanding during each period using the treasury stock method.

The following table reconciles the numerators and denominators used in the computations of both basic and diluted EPS (in thousands except per share data):

Fiscal Year	2014	2013	2012
Numerator:
Net income attributable to Fossil Group, Inc.	$376,707	$378,152	$343,401
Denominator:
Basic EPS computation:
Basic weighted average common shares outstanding	52,882	57,401	60,959
Basic EPS	$7.12	$6.59	$5.63
Diluted EPS computation:
Basic weighted average common shares outstanding	52,882	57,401	60,959
Stock options, stock appreciation rights and restricted stock units	198	275	441
Diluted weighted average common shares outstanding	53,080	57,676	61,400
Diluted EPS	$7.10	$6.56	$5.59

Approximately 318,448, 274,944 and 316,638 weighted shares issuable under stock-based awards were not included in the diluted EPS calculation in fiscal years 2014, 2013 and 2012, respectively, because they were antidilutive.

Income Taxes are provided for under the asset and liability method for temporary differences in the recognition of assets and liabilities recognized for income tax and financial reporting purposes. Deferred tax assets are periodically assessed for the likelihood of whether they more likely than not will be realized. Tax benefits associated with uncertain tax positions are recognized in the period in which one of the following conditions is satisfied: (i) the more likely than not recognition threshold is satisfied; (ii) the position is ultimately settled through negotiation or litigation; or (iii) the statute of limitations for the taxing authority to examine and challenge the position has expired. Tax benefits associated with an uncertain tax position are derecognized in the period in which the more likely than not recognition threshold is no longer satisfied.

Recently Issued Accounting Standards

In January 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”). ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items as part of its initiative to reduce complexity in accounting standards. As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item. However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently. ASU 2015-01 is effective for annual periods beginning after December 15, 2015 with early adoption permitted. This standard will not have a material impact on the Company’s consolidated results of operations or financial position.

In August 2014, FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), to provide guidance on management’s responsibility to perform interim and annual assessments of an entity’s ability to continue as a going concern and to provide related disclosure. ASU 2014-15 applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. This standard will not have a material impact on the Company’s consolidated results of operations or financial position.

In June 2014, FASB issued ASU 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (“ASU 2014-12”). ASU 2014-12 requires that a performance target, that affects vesting and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. ASU 2014-12 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015, with early adoption permitted. The Company is evaluating the effect of adopting ASU 2014-12, but does not expect adoption will have a material impact on the Company’s consolidated results of operations or financial position.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 provides alternative methods of retrospective adoption and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is evaluating the effect of adopting ASU 2014-09, but does not expect adoption will have a material impact on the Company’s consolidated results of operations or financial position.

In April 2014, FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). Under ASU 2014-08, only disposals of a component of an entity, or a group of components of an entity, that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. ASU 2014-08 also provides guidance on the financial statement presentations and disclosures of discontinued operations. ASU 2014-08 is effective prospectively for all disposals, or components classified as held for sale, for fiscal years, and interim periods within those years, beginning on or after December 15, 2014. Early adoption is permitted but only for disposals that have not been previously reported. The Company is evaluating the effect of adopting ASU 2014-08, but does not expect adoption will have a material impact on the Company’s consolidated results of operations or financial position.

Recently Adopted Accounting Standards

In accordance with U.S. GAAP, the following provisions, which had no material impact on the Company’s financial position, results of operations or cash flows, were adopted effective fiscal year 2014:

•                  ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists;

•                  ASU 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity; and

•                  ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.

2. Acquisitions, Divestiture and Goodwill

Skagen Designs, Ltd. Acquisition.  On April 2, 2012, the Company acquired Skagen Designs, Ltd. and certain of its international affiliates (“Skagen Designs”). The purchase price was $231.7 million in cash and 150,000 shares of the Company’s common stock valued at $19.9 million. In addition, subject to the purchase agreement, the sellers could receive up to 100,000 additional shares of the Company’s common stock if the Company’s net sales of SKAGEN® branded products exceed certain thresholds over a defined period of time (the “Earnout”).

The Company recorded the Earnout as a $9.9 million contingent consideration liability in accrued expenses—other in the Company’s consolidated balance sheets as of the acquisition date. As of December 29, 2012, the contingent consideration liability was remeasured at zero, which resulted in a decrease in operating expenses of $9.9 million during fiscal year 2012. The contingent consideration liability remained valued at zero as the Earnout criteria was not met. The results of Skagen Designs’ operations have been included in the Company’s consolidated financial statements since April 2, 2012.

Prior to closing the Skagen Designs acquisition, the Company incurred approximately $600,000 of acquisition-related expenses for legal, accounting and valuation services during fiscal year 2011 and the first quarter of fiscal year 2012. The Company incurred additional acquisition and integration related costs of approximately $8.2 million in fiscal year 2012, subsequent to the closing date. Acquisition and integration costs were reflected in SG&A on the Company’s consolidated statements of income and comprehensive income. Assets acquired and liabilities assumed in the transaction were recorded at their acquisition date fair values, while transaction costs associated with the acquisition were expensed as incurred.

Because the total purchase price for Skagen Designs exceeded the fair values of the tangible and intangible assets acquired, $140.4 million of goodwill was recorded equal to the difference. The element of goodwill that is not separable into identifiable intangible assets represents expected synergies.

The goodwill and trade name assets recognized from the acquisition have indefinite useful lives, were tested for impairment beginning fiscal year-end 2012 and will continue to be tested for impairment annually or on an interim basis if indicators are present. The amortization periods for the acquired customer lists, patents and noncompete agreements range from three years to nine years. Approximately $133.8 million of the goodwill recognized in the acquisition is deductible for tax purposes.

During the fourth quarter of fiscal year 2014, the Company participated in arbitration proceedings regarding the original purchase price for Skagen Designs, which concluded that the original purchase amount for Skagen Designs was overstated and awarded the Company approximately $6.0 million. The Company recognized the amount in other income-net in the Company’s consolidated statements of income and comprehensive income for the fiscal year 2014.

Fossil Spain Acquisition.  On August 10, 2012, the Company’s joint venture company, Fossil, S.L. (“Fossil Spain”), entered into a Framework Agreement (the “Framework Agreement”) with several related and unrelated parties, including General De Relojeria, S.A. (“General De Relojeria”), the Company’s joint venture partner. Pursuant to the Framework Agreement, Fossil Spain was granted the right to acquire the outstanding 50% of its shares owned by General De Relojeria upon the expiration of the joint venture agreement on December 31, 2015. Upon the acquisition of these shares, Fossil Spain will become a wholly-owned subsidiary of the Company.

Effective January 1, 2013, pursuant to the Framework Agreement, the Company assumed control over the board of directors and the day-to-day management of Fossil Spain. As a result of this change, the Company now controls Fossil Spain and began consolidating it, instead of treating it as an equity method investment.

The Company remeasured its preexisting investment in Fossil Spain to fair value as of January 1, 2013, resulting in a gain of $6.5 million, which was recorded in other income-net on the Company’s consolidated statements of income and comprehensive income. The results of Fossil Spain’s operations have been included in the Company’s consolidated financial statements since January 1, 2013. The Company recorded approximately $10.6 million of goodwill related to the acquisition.

The purchase price for the shares has a fixed and variable component. The fixed portion is based on 50% of the net book value of Fossil Spain as of December 31, 2012. The fixed portion was measured at 5.2 million euros (approximately $6.8 million at the purchase date). The Company recorded a contingent consideration liability of 5.9 million euros (approximately $7.8 million at the purchase date) related to the variable portion of the purchase price as of January 1, 2013. The variable portion is determined based on Fossil Spain’s aggregated results of operations with a minimum annual variable price of 2.0 million euros (approximately $2.6 million at the purchase date) and a maximum annual variable price of 3.5 million euros (approximately $4.6 million at the purchase date) for each of the calendar years 2013, 2014 and 2015. See Note 9—Fair Value Measurements for additional information about the contingent consideration liability for Fossil Spain.

Of the total consideration for Fossil Spain, 3.2 million euros (approximately $3.9 million) relating to the contingent consideration for 2014 was recorded in accrued expenses—other, and 6.6 million euros (approximately $7.9 million) of the total consideration was recorded in other long-term liabilities in the consolidated balance sheets at January 3, 2015.

Bentrani Watches, LLC Acquisition.  On December 31, 2012, the Company purchased substantially all of the assets of Bentrani Watches, LLC (“Bentrani”). Bentrani was a distributor of watch products in 16 Latin American countries and was based in Miami, Florida. Bentrani was the Company’s largest third-party distributor and had partnered with the Company for ten years. The purchase price was $26.6 million, comprised of $19.3 million in cash and $7.3 million in forgiveness of a payable to the Company. The Company recorded approximately $8.9 million of goodwill related to the acquisition. The results of Bentrani’s operations have been included in the Company’s consolidated financial statements since the acquisition date. On June 28, 2013, the Company also obtained control of Bentrani Chile SpA (“Bentrani Chile”), and the results of Bentrani Chile’s operations have been included in the Company’s consolidated financial statements since that date. The terms of the Bentrani Chile acquisition were not significant.

Swiss Technology Components AG Divestiture.  On April 24, 2013, Swiss Technology Holding GmbH (“STH”), a wholly-owned subsidiary of the Company, sold 80% of STH’s share in Swiss Technology Components AG (“STC”). STC was deconsolidated as a result of the Company’s termination of control and has subsequently been accounted for under the cost method.

Goodwill.  The changes in the carrying amount of goodwill were as follows (in thousands):

	Americas	Europe	Asia	Total
Balance at December 29, 2012	$110,778	$62,034	$11,981	$184,793
Acquisitions	8,890	10,641	0	19,531
Foreign currency changes	(13)	2,692	(49)	2,630
Balance at December 28, 2013	$119,655	$75,367	$11,932	$206,954
Foreign currency changes	(217)	(8,934)	(75)	(9,226)
Balance at January 3, 2015	$119,438	$66,433	$11,857	$197,728

3. Inventories

Inventories consisted of the following (in thousands):

At Fiscal Year End	2014	2013
Components and parts	$48,797	$56,275
Work-in-process	13,719	14,017
Finished goods	534,765	500,427
Inventories	$597,281	$570,719

4. Warranty Liabilities

The Company’s warranty liabilities are primarily related to watch products and are included in accrued expenses—other in the consolidated balance sheets. The Company’s FOSSIL® watch products sold in the U.S. are covered by a limited warranty against defects in materials or workmanship for a period of 11 years from the date of purchase. RELIC® watch products sold in the U.S. are covered by a comparable 12 year warranty, while certain other watches sold by the Company are covered by a comparable two year limited warranty. SKAGEN branded watches are covered by a lifetime warranty against defects due to faulty material or workmanship subject to normal conditions of use. The Company’s warranty liability is recorded using historical warranty repair expense. As changes in warranty costs are experienced, the warranty accrual is adjusted as necessary. Warranty liability activity consisted of the following (in thousands):

Fiscal Year	2014	2013	2012
Beginning balance	$15,658	$13,383	$10,996
Settlements in cash or kind	(12,313)	(10,672)	(6,945)
Warranties issued and adjustments to preexisting warranties(1)	10,155	12,607	8,737
Liabilities assumed in acquisition	0	340	595
Ending balance	$13,500	$15,658	$13,383

(1)                                 Changes in cost estimates related to preexisting warranties are aggregated with accruals for new standard warranties issued and foreign currency changes.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

At Fiscal Year End	2014	2013
Prepaid royalties	$42,698	$12,322
Prepaid taxes	34,094	29,645
Other receivables	14,840	7,378
Forward contracts	25,867	3,289
Prepaid rent	13,543	10,599
Restricted cash	125	39
Other prepaid expenses	20,359	23,048
Other	204	196
Prepaid expenses and other current assets	$151,730	$86,516

6. Property, Plant and Equipment

Property, plant and equipment—net consisted of the following (in thousands):

At Fiscal Year End	2014	2013
Land	$14,508	$15,184
Buildings	71,580	78,013
Machinery and equipment	36,992	39,154
Furniture and fixtures	108,137	98,494
Computer equipment and software	205,831	186,123
Leasehold improvements	246,882	237,671
Construction in progress	21,867	15,814
	705,797	670,453
Less accumulated depreciation and amortization	360,191	314,787
Property, plant and equipment-net	$345,606	$355,666

7. Intangible and Other Assets

Intangible and other assets-net consisted of the following (in thousands):

		2014		2013
At Fiscal Year End	Useful Lives	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Intangibles-subject to amortization:
Trademarks	10 yrs.	$4,174	$2,950	$4,175	$2,695
Customer lists	5 - 10 yrs.	41,703	17,457	43,367	14,065
Patents	3 - 20 yrs.	2,273	1,902	2,273	1,360
Noncompete agreement	6 yrs.	1,855	851	1,913	558
Other	7 - 20 yrs.	353	341	263	207
Total intangibles-subject to amortization		50,358	23,501	51,991	18,885
Intangibles-not subject to amortization:
Trade names		83,610		83,659
Other assets:
Key money deposits		31,892	18,661	35,535	17,038
Other deposits		21,854		22,574
Deferred compensation plan assets		2,477		2,360
Deferred tax asset-net		8,583		10,044
Restricted cash		575		752
Shop-in-shop		16,333	9,660	16,334	7,767
Interest rate swap		1,724		4,307
Forward contracts		1,802		219
Other		6,978		4,247
Total other assets		92,218	28,321	96,372	24,805
Total intangible and other assets		$226,186	$51,822	$232,022	$43,690
Total intangible and other assets-net			$174,364		$188,332

Key money is the amount of funds paid to a landlord or tenant to acquire the rights of tenancy under a commercial property lease for a certain property. Key money represents the “right to lease” with an automatic right of renewal. This right can be subsequently sold by the Company or can be recovered should the landlord refuse to allow the automatic right of renewal to be exercised. Key money is amortized over the initial lease term, which ranges from approximately four to 18 years.

Amortization expense for intangible assets was approximately $5.1 million, $5.2 million and $3.5 million for fiscal years 2014, 2013 and 2012, respectively. Estimated aggregate future amortization expense by fiscal year for intangible assets is as follows (in thousands):

Fiscal Year	Amortization Expense
2015	$4,633
2016	$4,494
2017	$4,236
2018	$3,877
2019	$3,780

8. Derivatives and Risk Management

Cash Flow Hedges.  The primary risks managed by using derivative instruments are the fluctuations in global currencies that will ultimately be used by non-U.S. dollar functional currency subsidiaries to settle future payments of intercompany inventory transactions denominated in U.S. dollars. Specifically, the Company projects future intercompany purchases by its non-U.S. dollar functional currency subsidiaries generally over a period of up to 18 months. The Company enters into forward contracts generally for up to 65% of the forecasted purchases to manage fluctuations in global currencies that will ultimately be used to settle such U.S. dollar denominated inventory purchases. Forward contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon settlement date and exchange rate. These forward contracts are designated as single cash flow hedges. Fluctuations in exchange rates will either increase or decrease the Company’s U.S. dollar equivalent cash flows from these intercompany inventory transactions, which will affect the Company’s U.S. dollar earnings. Gains or losses on the forward contracts are expected to offset these fluctuations to the extent the cash flows are hedged by the forward contracts.

These forward contracts meet the criteria for hedge eligibility, which requires that they represent foreign-currency-denominated forecasted intra-entity transactions in which (i) the operating unit that has the foreign currency exposure is a party to the hedging instrument and (ii) the hedged transaction is denominated in a currency other than the hedging unit’s functional currency.

At the inception of each forward contract designated as a cash flow hedge, the hedging relationship is expected to be highly effective in achieving offsetting cash flows attributable to the hedged risk. The Company assesses hedge effectiveness under the critical terms matched method at inception and at least quarterly throughout the life of the hedging relationship. If the critical terms (i.e., amounts, currencies and settlement dates) of the forward contract match the terms of the forecasted transaction, the Company concludes that the hedge is effective.

For a derivative instrument that is designated and qualifies as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (loss), net of taxes and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. Due to the high degree of effectiveness between the hedging instruments and the underlying exposures being hedged, the Company’s hedges resulted in no ineffectiveness in its consolidated statements of income and comprehensive income, and there were no components excluded from the assessment of hedge effectiveness for fiscal years 2014, 2013 and 2012.

All derivative instruments are recognized as either assets or liabilities at fair value in the consolidated balance sheets. Derivatives designated as cash flow hedges are recorded at fair value at each balance sheet date and the change in fair value is recorded to accumulated other comprehensive income within the equity section of the Company’s consolidated balance sheet until such derivative’s gains or losses become realized or the cash flow hedge relationship is terminated. If the cash flow hedge relationship is terminated, the derivative’s gains or losses that are recorded in accumulated other comprehensive income will be recognized in earnings when the hedged cash flows occur. However, for cash flow hedges that are terminated because the forecasted transaction is not expected to occur in the original specified time period, the derivative’s gains or losses are immediately recognized in earnings. There were no gains or losses reclassified into earnings as a result of the discontinuance of cash flow hedges for fiscal years 2014, 2013 and 2012. Hedge accounting is discontinued if it is determined that the derivative is not highly effective. The Company records all forward contract hedge assets and liabilities on a gross basis as they do not meet the balance sheet netting criteria because the Company does not have master netting agreements established with the derivative counterparties that would allow for net settlement.

As of January 3, 2015, the Company had the following outstanding forward contracts that were entered into to hedge the future payments of intercompany inventory transactions (in millions):

Functional Currency
Type	Amount
Euro	160.4
British pound	26.0
Canadian dollar	34.4
Japanese yen	2,865.0
Australian dollar	15.0
Mexican peso	164.3

Contract Currency
Type	Amount
U.S. dollar	211.6
U.S. dollar	42.2
U.S. dollar	30.9
U.S. dollar	26.8
U.S. dollar	13.1
U.S. dollar	12.0

The Company is also exposed to interest rate risk related to its $250 million U.S.-based term loan (“Term Loan”). To manage the interest rate risk related to this loan, the Company entered into an interest rate swap agreement on July 26, 2013 with a term of approximately five years. The objective of this hedge is to offset the variability of future payments associated with interest rates on the Term Loan. The interest rate swap agreement hedges the 1-month London Interbank Offer Rate (“LIBOR”) based variable rate debt obligations under the Term Loan. Under the terms of the swap, the Company pays a fixed interest rate of 1.288% per annum to the swap counterparty. The notional amount will amortize over the remaining life of the Term Loan to coincide with the amortization of the underlying loan. The Company will receive interest from the swap counterparty at a variable rate based on 1-month LIBOR. This hedge is designated as a cash flow hedge.

Net Investment Hedge.  The Company is also exposed to risk that adverse changes in foreign currency exchange rates could impact its net investment in foreign operations. To manage this risk, during the first quarter of fiscal year 2014, the Company entered into a forward contract designated as a net investment hedge to reduce exposure to changes in currency exchange rates on €25.0 million of its total investment in a wholly-owned euro-denominated foreign subsidiary. The hedge was settled in the second quarter of fiscal year 2014. The effective portion of derivatives designated as net investment hedges are recorded at fair value at each balance sheet date and the change in fair value is recorded in cumulative translation adjustment as a component of other comprehensive income (loss) in the Company’s consolidated statements of income and comprehensive income. The Company uses the hypothetical derivative method to assess the ineffectiveness of net investment hedges. Should any portion of a net investment hedge become ineffective, the ineffective portion will be reclassified to other income-net on the Company’s consolidated statements of income and comprehensive income. Gains and losses reported in accumulated other comprehensive income will not be reclassified into earnings until the Company’s underlying investment is liquidated or dissolved.

Non-designated Hedges.  The Company also periodically enters into forward contracts to manage exchange rate risks associated with certain non-inventory intercompany transactions and to which the Company does not elect hedge treatment. All of the Company’s outstanding forward contracts were designated as hedging instruments as of January 3, 2015 and December 28, 2013. Changes in the fair value of derivatives not designated as hedging instruments are recognized in earnings when they occur.

The effective portion of gains and losses on cash flow hedges that was recognized in other comprehensive income (loss), net of taxes during fiscal years 2014 and 2013 was (in thousands):

	For the Fiscal Year Ended January 3, 2015	For the Fiscal Year Ended December 28, 2013
Cash flow hedges:
Forward contracts	$22,927	$(1,391)
Interest rate swap	(2,159)	(1,031)
Total gain (loss) recognized in other comprehensive income (loss), net of taxes	$20,768	$(2,422)

The following table illustrates the effective portion of gains and losses on derivative instruments recorded in other comprehensive income (loss), net of taxes during the term of the hedging relationship and reclassified into earnings, and gains and losses on derivatives not designated as hedging instruments recorded directly to earnings during fiscal years 2014 and 2013 (in thousands):

	Consolidated Statements of Income and Comprehensive Income Location		For the Fiscal Year Ended January 3, 2015	For the Fiscal Year Ended December 28, 2013
Forward contracts designated as cash flow hedging instruments	Other income-net	Total gain (loss) reclassified from other comprehensive income (loss)	$5,856	$(246)
Forward contracts not designated as hedging instruments	Other income-net	Total gain (loss) recognized in income	$(148)	$567
Interest rate swap designated as a cash flow hedging instrument	Interest expense	Total gain loss reclassified from other comprehensive income (loss)	$(1,763)	$(925)

The following table discloses the fair value amounts for the Company’s derivative instruments as separate asset and liability values, presents the fair value of derivative instruments on a gross basis, and identifies the line items in the consolidated balance sheets in which the fair value amounts for these categories of derivative instruments are included (in thousands):

	Asset Derivatives				Liability Derivatives
	January 3, 2015		December 28, 2013		January 3, 2015		December 28, 2013
	Consolidated Balance Sheets Location	Fair Value	Consolidated Balance Sheets Location	Fair Value	Consolidated Balance Sheets Location	Fair Value	Consolidated Balance Sheets Location	Fair Value
Forward contracts designated as cash flow hedging instruments	Prepaid expenses and and other current assets	$25,867	Prepaid expenses and other current assets	$3,289	Accrued expenses-other	$0	Accrued expenses-other	$7,651
Interest rate swap designated as a cash flow hedging instrument	Prepaid expenses and and other current assets	$0	Prepaid expenses and other current assets	0	Accrued expenses-other	2,157	Accrued expenses-other	2,783
Forward contracts designated as cash flow hedging instruments	Intangible and other assets-net	$1,802	Intangible and other assets-net	219	Other long-term liabilities	0	Other long-term liabilities	563
Interest rate swap designated as a cash flow hedging instrument	Intangible and other assets-net	$1,724	Intangible and other assets-net	4,307	Other long-term liabilities	357	Other long-term liabilities	1,693
Total		$29,393		$7,815		$2,514		$12,690

At the end of fiscal year 2014, the Company had forward contracts with maturities extending through June 2016. The estimated net amount of the existing gains and losses at January 3, 2015 that is expected to be reclassified into earnings within the next twelve months is a gain of $16.9 million. See Note 1—Significant Accounting Policies for additional disclosures on foreign currency hedging instruments.

9. Fair Value Measurements

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

ASC 820, Fair Value Measurement and Disclosures (“ASC 820”), establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

•                  Level 1—Quoted prices in active markets for identical assets or liabilities.

•                  Level 2—Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

•                  Level 3—Unobservable inputs based on the Company’s assumptions.

ASC 820 requires the use of observable market data if such data is available without undue cost and effort.

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of January 3, 2015 (in thousands):

	Fair Value at January 3, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Forward contracts	$0	$27,669	$0	$27,669
Deferred compensation plan assets:
Investment in publicly traded mutual funds	2,477	0	0	2,477
Interest rate swap	0	1,724	0	1,724
Total	$2,477	$29,393	$0	$31,870
Liabilities:
Contingent consideration	$0	$0	$7,114	$7,114
Interest rate swap	0	2,514	0	2,514
Total	$0	$2,514	$7,114	$9,628

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 28, 2013 (in thousands):

	Fair Value at December 28, 2013
	Level 1	Level 2	Level 3	Total
Assets:
Forward contracts	$0	$3,508	$0	$3,508
Deferred compensation plan assets:
Investment in publicly traded mutual funds	2,360	0	0	2,360
Interest rate swap	0	4,307	0	4,307
Total	$2,360	$7,815	$0	$10,175
Liabilities:
Contingent consideration	$0	$0	$8,084	$8,084
Forward contracts	0	8,214	0	8,214
Interest rate swap	0	4,476	0	4,476
Total	$0	$12,690	$8,084	$20,774

The fair values of the Company’s deferred compensation plan assets are based on quoted prices. The deferred compensation plan assets are recorded in intangible and other assets—net in the Company’s consolidated balance sheets. The fair values of the Company’s forward contracts are based on published quotations of spot currency rates and forward points, which are converted into implied forward currency rates.

The Company estimates the fair value of its debt using Level 2 inputs, such as interest rates, related terms and maturities. The fair value of the Company’s debt approximated its carrying amount as of January 3, 2015 and December 28, 2013. As of January 3, 2015 and December 28, 2013, the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated their values due to the short-term maturities of these accounts.

The fair value of the contingent consideration liability related to Fossil Spain was determined using Level 3 inputs. See Note 2—Acquisitions, Divestiture and Goodwill for additional disclosures about the acquisition. The contingent consideration recorded as of January 3, 2015 is based on Fossil Spain’s forecasted earnings during the two year period from January 1, 2014 to December 31, 2015. During the fiscal year 2014, the Company paid 2.8 million euros (approximately $3.4 million) for the 2013 contingent consideration. The contingent consideration for calendar year 2014 will be paid during fiscal year 2015. The contingent consideration for calendar year 2015 will be paid upon the execution of the purchase agreement in 2016. The fair value of the contingent consideration was determined using present value techniques with forecasted future cash flows for Fossil Spain as the significant unobservable input. Due to an increase in Fossil Spain’s estimated future revenue for calendar years 2014 and 2015, the Company recorded an unfavorable $1.1 million remeasurement adjustment to the contingent consideration liability in SG&A during the fiscal year 2014. Future revenue growth based on management’s projections for the 2015 calendar year is approximately 10%. Operating expenses are projected to be approximately 28% of revenues for calendar year 2015. A discount rate of 19% was used to calculate the present value of the contingent consideration. The contingent consideration liability for calendar years 2014 and 2015 is valued at the maximum annual variable price of 3.5 million euros (approximately $4.2 million) for each year. A decrease in future cash flows may result in a lower estimated fair value of the contingent consideration liability. Future changes in the estimated fair value of the contingent consideration liability, if any, will be reflected in earnings.

The fair values of the interest rate swap asset and liability are determined using valuation models based on market observable inputs, including forward curves, mid-market price, foreign exchange spot or forward rates and volatility levels. See Note 8—Derivatives and Risk Management for additional disclosures about the interest rate swap.

The following tables present the fair value hierarchy for those assets and liabilities measured at fair value on a nonrecurring basis as of January 3, 2015 and December 28, 2013 (in thousands):

	For the Fiscal Year Ended	Fair Value Measurements Using			Total Impairment
	January 3, 2015	Level 1	Level 2	Level 3	Charge
Assets:
Specific Company-owned stores	$284	$0	$0	$284	$(9,266)

	For the Fiscal Year Ended	Fair Value Measurements Using:			Total Impairment
	December 28, 2013	Level 1	Level 2	Level 3	Charge
Assets:
Specific Company-owned stores	$668	$0	$0	$668	$(5,750)

In accordance with the provisions of ASC 360, Property, Plant and Equipment, property, plant and equipment—net with a carrying amount of $9.1 million related to Company-owned retail store leasehold improvements and fixturing was written down to a fair value of $0.3 million, and related key money in the amount of $0.5 million was deemed not recoverable, resulting in total impairment charges of $9.3 million for fiscal year 2014.

In fiscal year 2013, property, plant and equipment—net with a carrying amount of $6.4 million related to Company-owned retail store leasehold improvements, fixturing, computer software and computer hardware was written down to a fair value of $0.7 million, resulting in an impairment charge of $5.8 million for fiscal year 2013.

The fair values of assets related to the Company-owned retail stores were determined using Level 3 inputs. Impairment expenses related to Company-owned retail stores are recorded in SG&A within the Americas, Europe and Asia segments based on the geographic location of the assets.

10. Debt

The Company’s debt consisted of the following, excluding capital lease obligations, (in millions):

	January 3, 2015	December 28, 2013
U.S. revolving line of credit	$389.0	$250.0
U.S. term loan	231.3	246.9
Other international	3.3	3.8
Total debt	623.6	500.7
Less current portion	15.7	12.6
Long-term debt	$607.9	$488.1

U.S.-Based.  On May 17, 2013, the Company and certain of its subsidiaries entered into a five year Credit Agreement (the “Credit Agreement”) which provided for revolving credit loans in the amount of $750 million (the “Revolver”), a swingline subfacility up to $20 million, an up to $10 million subfacility for letters of credit, and a term loan in the amount of $250 million (the “Term Loan”). On May 23, 2014, the Company, entered into a First Amendment (the “Amendment”) to the Credit Agreement. The Amendment increased the credit limit on the Revolver by $300 million to $1,050 million. The Credit Agreement expires and is due and payable on May 17, 2018. The Credit Agreement is guaranteed by all direct and indirect material domestic subsidiaries of the Company and is secured by 65% of the outstanding voting capital stock and 100% of the non-voting capital stock of the following foreign subsidiaries of the Company: Fossil Europe B.V., Swiss Technology Holding GmbH and Fossil (East) Limited. In connection with entering into the Credit Agreement, the Company paid upfront fees of approximately $4.8 million, which are being amortized over the life of the Credit Agreement.

Amounts outstanding under the Revolver and Term Loan bear interest at the Company’s option of (i) the base rate (defined as the higher of (a) the prime rate publicly announced by Wells Fargo (3.25% at fiscal year-end 2014), (b) the federal funds rate plus 0.50% and (c) the London Interbank Offer Rate (“LIBOR”) (0.16% at fiscal year-end 2014) for an interest period of one month plus 1.00%) plus the base rate applicable margin (which varies based upon the Company’s consolidated leverage ratio (the “Ratio”) from 0.25% if the Ratio is less than 1.00 to 1.00, to 1.00% if the Ratio is greater than or equal to 2.00 to 1.00) or (ii) the LIBOR rate (defined as the quotient obtained by dividing (a) LIBOR by (b) 1.00 minus the Eurodollar reserve percentage) plus the LIBOR rate applicable margin (which varies based upon the Ratio from 1.25% if the Ratio is less than 1.00 to 1.00, to 2.00% if the Ratio is greater than or equal to 2.00 to 1.00). Amounts outstanding under the swingline loan under the Credit Agreement or upon any drawing under a letter of credit bear interest at the base rate plus the base rate applicable margin. Interest based upon the base rate is payable quarterly in arrears. Interest based upon the LIBOR rate is payable either monthly or quarterly in arrears, depending on the interest period selected by the Company. The Revolver also includes a commitment fee ranging from 0.20% to 0.35% for any amounts not drawn under the Revolver.

During fiscal 2014, the Company made principal payments of $15.6 million under the Term Loan. The Company had net borrowings of $139.0 million under the Revolver during fiscal 2014. Borrowings were primarily used to fund common stock repurchases and normal operating expenses. Amounts available under the Revolver are reduced by any amounts outstanding under standby letters of credit. As of January 3, 2015, the Company had available borrowings of approximately $660.1 million under the Revolver. The Company incurred approximately $6.3 million and $6.1 million of interest expense related to the Term Loan and Revolver, respectively, including the interest rate swap impact during fiscal year 2014.

Financial covenants in the Credit Agreement require the Company to maintain (i) a consolidated leverage ratio no greater than 2.50 to 1.00, (ii) a consolidated interest coverage ratio no less than 3.50 to 1.00 and (iii) maximum capital expenditures not in excess of (x) $200.0 million during each of fiscal years 2014 and 2015 and (y) $250.0 million during each fiscal year thereafter, subject to certain adjustments. The Credit Agreement contains representations, warranties, covenants, events of default and indemnities that are customary for agreements of this type. The Company was in compliance with all covenants in the Credit Agreement as of January 3, 2015.

The Company’s debt as of January 3, 2015, excluding capital lease obligations, matures as follows (in millions):

Less than 1 Year	$15.7
Year 2	22.0
Year 3	18.9
Year 4	564.1
Year 5	0.1
Thereafter	2.8
Total	$623.6

Letters of Credit.  On May 11, 2012, the Company, Fossil Partners, L.P., Fossil Europe GmbH and Fossil Asia Pacific Ltd. renewed their Letter of Credit Facility (the “LC Facility”) to allow for $80 million of commercial letters of credit. At the end of fiscal years 2014 and 2013, the Company had outstanding letters of credit under the LC Facility of approximately $50.3 million and $49.7 million, respectively. Letters of credit issued under the LC Facility are primarily used for the purchase of inventory.

Capital Lease Obligations.  At the end of fiscal years 2014 and 2013, the Company had current capital lease obligations of $0.9 million and $0.8 million, respectively, and long-term capital lease obligations of $5.8 million and $6.6 million, respectively.

11. Other Income—Net

Other income—net consisted of the following (in thousands):

Fiscal Year	2014	2013	2012
Interest income	$799	$809	$889
Remeasurement of investment in Fossil Spain to fair value	0	6,510	0
Gain on Skagen Designs arbitration settlement	5,968	0	0
Equity in the earnings of joint venture, net of tax	0	0	972
Currency gains	20	951	5,565
Other gains	653	1,149	1,116
Other income—net	$7,440	$9,419	$8,542

12. Taxes

Income Taxes.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the consolidated deferred tax assets and liabilities were (in thousands):

Fiscal Year	2014	2013
Current deferred income tax assets (liabilities):
Bad debt allowance	$4,387	$4,467
Returns allowance	8,724	8,641
Inventory	11,882	12,169
Warranty reserve	2,590	3,040
Compensation	6,459	9,189
Accrued liabilities	6,658	0
Deferred rent	1,128	1,810
Loss carryforwards	1,910	3,392
Other	(5,007)	12,070
Total current deferred tax assets	38,731	54,778
Valuation allowance	(5,168)	(7,946)
Net current deferred income tax assets	$33,563	$46,832
Total short-term deferred income tax assets	$34,084	$46,986
Total short-term deferred income tax liabilities	(521)	(154)
Net short-term deferred income tax assets	$33,563	$46,832

Long-term deferred income tax (liabilities) assets:
Unrealized exchange losses	$8,325	$(1,939)
State income tax and interest on tax contingencies	2,880	160
Fixed assets	(51,719)	(50,194)
Trade names and customer lists	(6,782)	(6,803)
Compensation	3,481	4,803
Deferred rent	9,425	7,456
Loss carryforwards	1,409	2,429
Undistributed earnings of certain foreign subsidiaries	(52,122)	(52,546)
Tax deductible foreign reserves	3,248	0
Other	4,231	11,111
Total deferred income tax liabilities	(77,624)	(85,523)
Valuation allowance	(1,653)	(2,601)
Net long-term deferred income tax liabilities	$(79,277)	$(88,124)
Total long-term deferred income tax assets	$8,583	$10,044
Total long-term deferred income tax liabilities	(87,860)	(98,168)
Net long-term deferred income tax liabilities	$(79,277)	$(88,124)

Operating Loss Carryforwards.  The deferred income tax asset for loss carryforwards includes $3.3 million of net operating losses of foreign subsidiaries. Valuation allowances have been recorded to reflect the estimated amount of deferred tax assets that may not be realized on these losses. The amounts and the fiscal year of expiration of the loss carryforwards are (in thousands):

Expires 2015 through 2019	$6,100
Expires 2020 through 2024	2,855
Expires 2025 through 2028	2,696
Indefinite	3,263
Total loss carryforwards	$14,914

The following table identifies income before income taxes for the Company’s U.S. and non-U.S. based operations for the fiscal years indicated (in thousands):

Fiscal Year	2014	2013	2012
U.S	$169,079	$194,956	$193,985
Non-U.S	388,999	366,511	298,237
Total	$558,078	$561,467	$492,222

The Company’s provision for income taxes consisted of the following for the fiscal years indicated (in thousands):

Fiscal Year	2014	2013	2012
Current provision:
U.S. federal	$84,669	$97,860	$64,552
Non-U.S	74,190	69,901	60,239
State and local	10,582	8,297	6,314
Total current	169,441	176,058	131,105
Deferred provision (benefit)
U.S. federal	5,124	(2,346)	9,485
Non-U.S	(3,622)	(166)	(2,426)
State and local	524	(127)	(201)
Total deferred	2,026	(2,639)	6,858
Provision for income taxes	$171,467	$173,419	$137,963

The expected cash payments for current U.S. income tax expense for fiscal years 2014, 2013 and 2012 were reduced by approximately $4.7 million, $12.0 million and $15.1 million, respectively, as a result of tax deductions related to the exercise of non-qualified stock options and stock appreciation rights and the vesting of restricted stock and restricted stock units. The expected cash payments for current foreign tax expense for fiscal years 2014, 2013 and 2012 were reduced by $0.4 million, $0.8 million and $0.5 million, respectively, as a result of tax deductions related to the exercise of stock options and the vesting of restricted stock granted to foreign employees. The income tax benefits resulting from these stock-based compensation plans have been recorded to additional paid-in capital in the Company’s consolidated balance sheets. Total deferred income tax expense (benefit) of $2.0 million, ($2.6) million and $6.9 million for fiscal years 2014, 2013 and 2012, respectively, are included in deferred income taxes on the Company’s consolidated statements of cash flows.

The Company was granted a 60% tax holiday for its watch assembly activities in Switzerland for tax years 2008 through 2012. In 2013 and 2014, the Company paid the full Swiss tax rate on its watch assembly activities. This tax holiday reduced current foreign income taxes by approximately $1.2 million in fiscal year 2012.

A reconciliation of the U.S. federal statutory income tax rate of 35% to the Company’s effective tax rate is as follows:

Fiscal Year	2014	2013	2012
Tax at statutory rate	35.0%	35.0%	35.0%
State, net of federal tax benefit	0.9	0.9	1.0
Foreign rate differential	(12.3)	(12.5)	(10.0)
U.S. tax on foreign income	6.3	5.9	3.1
Income tax contingencies	0.7	0.0	(1.7)
Valuation allowances	(0.3)	0.9	0.0
Other	0.4	0.7	0.6
Provision for income taxes	30.7%	30.9%	28.0%

Deferred U.S. federal income taxes and foreign withholding taxes are not recorded on undistributed earnings of certain foreign subsidiaries where management plans to continue reinvesting these earnings outside the U.S. The amount of undistributed earnings that would be subject to tax if distributed was approximately $800.6 million at January 3, 2015. Determining tax amounts that would be payable if these earnings were distributed to the U.S. parent company is not practicable.

The total amount of unrecognized tax benefits, excluding interest and penalties that would favorably impact the effective tax rate in future periods if recognized, was $12.8 million, $9.6 million and $10.7 million for fiscal years 2014, 2013 and 2012, respectively. The IRS began its examination of the Company’s 2010-2012 federal income tax returns in the first quarter of fiscal 2014. The Company is also subject to tax examinations in various state and foreign jurisdictions for the Company’s 2007-2013 tax years, none of which the Company believes are individually significant. Audit outcomes and timing of audit settlements are subject to significant uncertainty.

The Company has classified uncertain tax positions as long-term income taxes payable unless such amounts are expected to be paid within twelve months from January 3, 2015. As of January 3, 2015, the Company had recorded $5.3 million of unrecognized tax benefits, excluding interest and penalties, for positions that could be settled within the next twelve months. Consistent with its past practice, the Company recognizes interest and/or penalties related to income tax overpayments and income tax underpayments in income tax expense and income taxes receivable/payable, respectively. The total amount of accrued income tax-related interest in the Company’s consolidated balance sheets was $1.8 million and $1.2 million at January 3, 2015 and December 28, 2013, respectively. The total amount of accrued income tax-related penalties in the Company’s consolidated balance sheets was $0.4 million and $0.4 million at January 3, 2015 and December 28, 2013, respectively. The Company accrued income tax-related interest expense (benefit) of $0.7 million, ($1.0) million and ($1.0) million in fiscal years 2014, 2013 and 2012, respectively.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the fiscal years indicated (in thousands):

Fiscal Year	2014	2013	2012
Balance at beginning of year	$14,314	$15,549	$17,974
Gross increases tax positions in prior years	4,234	3,310	1,245
Gross decreases tax positions in prior years	(1,018)	(4,384)	(2,580)
Gross increases—current year tax positions	3,508	3,575	2,486
Settlements	(194)	(3,456)	(3,582)
Lapse in statute of limitations	(617)	(297)	0
Change due to currency revaluation	(141)	17	6
Balance at end of year	$20,086	$14,314	$15,549

13. Commitments and Contingencies

License Agreements.  The Company has various license agreements to market watches and jewelry bearing certain trademarks or patents owned by various third parties. In accordance with these agreements, the Company incurred royalty expense of approximately $258.6 million, $214.1 million and $181.8 million in fiscal years 2014, 2013 and 2012, respectively. These amounts are included in the Company’s cost of sales or, if advertising related, in SG&A. At fiscal year-end 2014, certain of the Company’s significant license agreements had expiration dates between fiscal years 2015 and 2024. These license agreements require the Company to pay royalties ranging from 4% to 16% of defined net sales. The Company has minimum royalty commitments through fiscal year 2019 under these license agreements as summarized below, by fiscal year (in thousands):

Minimum Royalty Commitments
2015	$226,363
2016	95,866
2017	101,649
2018	76,973
2019	8,401
$509,252

These minimum royalty commitments do not include amounts owed under these license agreements obligating the Company to pay the licensors a percentage of net sales of these licensed products.

Leases.  The Company leases its retail and outlet store facilities as well as certain of its office and warehouse facilities and equipment under non-cancelable operating leases and capital leases. Most of the retail and outlet store leases provide for contingent rental payments based on operating results and require the payment of taxes, insurance and other costs applicable to the property. Generally, these leases include renewal options for various periods at stipulated rates. Rent expense under these agreements was approximately $190.6 million, $143.8 million and $131.5 million for fiscal years 2014, 2013 and 2012, respectively. Contingent rent expense was approximately $14.1 million, $12.1 million and $11.1 million for fiscal years 2014, 2013 and 2012, respectively. Capital leases are included as a component of short-term and current portion of long-term debt and in long-term debt in the Company’s consolidated balance sheets. Future minimum rental commitments under non-cancelable leases, by fiscal year, are as follows (in thousands):

	Operating Leases	Capital Leases
2015	$158,692	$1,039
2016	140,757	1,021
2017	115,521	1,003
2018	100,526	991
2019	88,308	976
Thereafter	316,109	2,188
	$919,913	$7,218
Less amounts representing interest at 1.4% to 10.8%		373
Capital lease obligations		$6,845

Purchase Obligations.  As of January 3, 2015, the Company had purchase obligations totaling $310.4 million.

Asset Retirement Obligations.  ASC 410, Asset Retirement and Environmental Obligations requires (i) that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made and (ii) that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The Company’s asset retirement obligations relate to costs associated with the retirement of leasehold improvements under office leases and retail store leases within the Americas, Europe and Asia segments.

The following table summarizes the changes in the Company’s asset retirement obligations (in thousands):

Fiscal Year:	2014	2013
Beginning asset retirement obligation	$8,306	$6,560
Liabilities incurred during the period	1,587	1,839
Revisions in estimated retirement obligations	2	(9)
Liabilities settled during the period	(860)	(278)
Accretion expense	364	288
Currency translation	(474)	(94)
Ending asset retirement obligations	$8,925	$8,306

Litigation.  The Company is occasionally subject to litigation or other legal proceedings in the normal course of its business. The Company does not believe that the outcome of any currently pending legal matters, individually or collectively, will have a material effect on the business or financial condition of the Company.

14. Stockholders’ Equity

Common and Preferred Stock.  The Company has 100,000,000 shares of common stock, par value $0.01 per share, authorized, with 50,771,079, and 54,707,810 shares issued at fiscal year-end 2014 and 2013, respectively. The Company has 1,000,000 shares of preferred stock, par value $0.01 per share, authorized, with none issued or outstanding at fiscal year-end 2014 and 2013. Rights, preferences and other terms of preferred stock will be determined by the Board of Directors at the time of issuance.

Common Stock Repurchase Programs.  Purchases of the Company’s common stock are made from time to time pursuant to its repurchase programs, subject to market conditions and at prevailing market prices, through the open market. Repurchased shares of common stock are recorded at cost and become authorized but unissued shares which may be issued in the future for general corporate or other purposes. The Company may terminate or limit its stock repurchase program at any time. In the event the repurchased shares are cancelled, the Company accounts for retirements by allocating the repurchase price to common stock, additional paid-in capital and retained earnings. The repurchase price allocation is based upon the equity contribution associated with historical issuances. The repurchase programs are conducted pursuant to Rule 10b-18 of the Securities Exchange Act of 1934.

During the period from the announcement of the Company’s $750 million and $1 billion buyback authorizations in August 2010 and December 2012, respectively, until the end of the fiscal year 2014, the Company has repurchased approximately $1.7 billion of its common stock, representing approximately 18.6 million shares. The Company has not repurchased any shares under the $30 million and $1 billion repurchase plans authorized in 2010 and 2014, respectively.

During fiscal year 2014, the Company effectively retired 4.1 million shares of common stock repurchased under its repurchase programs. The effective retirement of repurchased common stock decreased common stock by $41,000, additional paid-in capital by $3.2 million, retained earnings by $431.7 million and treasury stock by $435.0 million. At December 28, 2013 and January 3, 2015, all treasury stock had been effectively retired. As of January 3, 2015, the Company had $1.1 billion of repurchase authorizations remaining under the combined repurchase plans.

The following table shows the Company’s common stock repurchase activity for the periods indicated (in millions):

			For the 2014 Fiscal Year		For the 2013 Fiscal Year
Fiscal Year Authorized	Dollar Value Authorized	Termination Date	Number of Shares Repurchased	Dollar Value Repurchased	Number of Shares Repurchased	Dollar Value Repurchased
2014	$1,000.0	December 2018	0.0	$0.0	0.0	$0.0
2012	$1,000.0	December 2016	4.1	$435.0	4.9	$536.3
2010	$30.0	None	0.0	$0.0	0.0	$0.0
2010	$750.0	December 2013(1)	0.0	$0.0	0.4	$38.6

(1)                                 In the first quarter of fiscal year 2013, the Company completed this repurchase plan.

Noncontrolling Interest.  In October 2012, the Company acquired the outstanding minority interest shares in Fossil Mexico, S.A. de C.V. (“Fossil Mexico”) and Servicios Fossil Mexico, S.A. de C.V. (“Fossil Servicios”), representing the entire noncontrolling interest in these subsidiaries, for approximately $14.1 million in cash. The transaction was accounted for as an equity transaction, and the Company’s ownership interest in both Fossil Mexico and Fossil Servicios increased to 100%. The following table summarizes the effects of changes in the Company’s ownership interest in its subsidiaries on stockholders’ equity (in thousands):

Fiscal Year	2014	2013	2012
Net income attributable to Fossil Group, Inc.	$376,707	$378,152	$343,401
Transfers to noncontrolling interest:
Decrease in Fossil Group, Inc.’s additional paid-in capital for purchases of 49 common shares of Fossil Mexico and 49 common shares of Fossil Servicios	0	0	(7,332)
Change from net income attributable to Fossil Group, Inc. and transfers to noncontrolling interest	$376,707	$378,152	$336,069

15. Employee Benefit Plans

Deferred Compensation and Savings Plans.  The Company has a defined contribution savings plan (the “401(k) Plan”) for substantially all U.S.-based full-time employees of the Company. The Company’s common stock is one of several investment alternatives available under the 401(k) Plan. Effective January 1, 2012, the Company added a Roth 401(k) option to the 401(k) Plan. The Company has a discretionary match for the 401(k) Plan. After ninety 90 days of service (minimum of 250 hours worked), the Company matches 50% of employee contributions up to 6% of their compensation. Matching contributions made by the Company to the 401(k) Plan totaled approximately $3.0 million, $2.7 million and $2.7 million for fiscal years 2014, 2013 and 2012, respectively. The Company also has the right to make additional matching contributions not to exceed 15% of employee compensation. The Company did not make any additional matching contributions during fiscal years 2014, 2013 and 2012.

In December 1998, the Company adopted the Fossil Group, Inc. and Affiliates Deferred Compensation Plan (the “Deferred Plan”). Eligible participants may elect to defer up to 50% of their salary or up to 100% of any bonuses paid pursuant to the terms and conditions of the Deferred Plan. In addition, the Company may make employer contributions to participants under the Deferred Plan from time to time. The Company made no contributions to the Deferred Plan during fiscal years 2014, 2013 and 2012. In prior periods, the Company made payments pursuant to the Deferred Plan into a Rabbi Trust. The funds held in the Rabbi Trust are directed to certain investments available through life insurance products. As of January 3, 2015, the Company had an asset of $2.5 million related to the Company’s invested balances recorded in intangible and other assets—net and a liability of $3.3 million related to the participants’ invested balances recorded in accrued expenses—other, each on the Company’s consolidated balance sheets.

Stock-Based Compensation Plans.  The Company’s grants under its current stock-based compensation plans generally include: (i) stock options and restricted stock units for its international employees, (ii) restricted stock units for its nonemployee directors and (iii) stock appreciation rights, restricted stock and restricted stock units for its U.S.-based employees. As of January 3, 2015, the Company had approximately $22.7 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock based compensation plans. This cost is expected to be recognized over a weighted-average period of approximately 1.5 years.

Long-Term Incentive Plans.  An aggregate of 4,685,030 shares of the Company’s common stock were reserved for issuance pursuant to the Company’s 2008 Long-Term Incentive Plan (“2008 LTIP”), adopted in March 2008. Under the 2008 LTIP, designated employees of the Company, including officers, certain contractors, and outside directors of the Company, are eligible to receive (i) stock options, (ii) stock appreciation rights, (iii) restricted or non-restricted stock awards, (iv) restricted stock units, (v) cash awards, or (vi) any combination of the foregoing. The 2008 LTIP is administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Each award issued under the 2008 LTIP terminates at the time designated by the Compensation Committee, not to exceed ten years. The current outstanding stock options, stock appreciation rights, restricted stock and restricted stock units issued under the 2008 LTIP predominantly have original vesting periods of three years. All stock appreciation rights and restricted stock units are settled in shares of the Company’s common stock. The exercise prices of stock options granted under the 2008 LTIP were not less than the fair market value of the Company’s common stock at the date of grant. Effective January 1, 2012, the Company’s Board of Directors approved changes to the equity compensation package for nonemployee directors. Each nonemployee director receives restricted stock units valued at $120,000 on the date of the Company’s annual stockholders’ meeting. These grants vest on the earlier of one year from the date of grant or the Company’s next annual stockholders’ meeting date.

Prior to the Company establishing the 2008 LTIP, stock-based compensation awards were made to employees and nonemployee directors pursuant to the Company’s initial Long-Term Incentive Plan (“LTIP”) and Nonemployee Director Stock Option Plan (“Nonemployee Plan”), respectively. Each award issued under the LTIP terminates at the time designated by the Compensation Committee, not to exceed ten years. The currently outstanding stock options, stock appreciation rights, restricted stock and restricted stock units issued under the LTIP and Nonemployee Plan have original vesting periods that predominately range from three to five years. All stock appreciation rights and restricted stock units are settled in shares of the Company’s common stock. The exercise prices of stock options granted under the Nonemployee Plan were not less than the fair market value of the Company’s common stock at the date of grant. Pursuant to the Nonemployee Plan, 50% of the stock options granted became exercisable on the first anniversary of the date of grant and in two additional installments of 25% each on the second and third anniversaries. On March 26, 2008, the Company’s Board of Directors elected to terminate these prior plans. The termination of the LTIP and the Nonemployee Plan did not impair outstanding awards representing 60,085 shares and 15,750 shares, respectively, of the Company’s common stock at January 3, 2015 which continued in accordance with their original terms.

Stock Options and Stock Appreciation Rights.  The fair value of stock options and stock appreciation rights granted under the Company’s stock-based compensation plans was estimated on the date of grant using the Black-Scholes option pricing model. The table below outlines the weighted average assumptions for these award grants:

Fiscal Year	2014	2013	2012
Risk-free interest rate	0.9%	0.8%	1.1%
Expected term (in years)	3.4	4.7	5.1
Expected volatility	47.1%	55.1%	51.1%
Expected dividend yield	0.0%	0.0%	0.0%
Estimated fair value per stock option/stock appreciation right granted	$38.88	$48.19	$56.08

The expected term of the stock options represent the estimated period of time until exercise and is based on historical experience of similar awards. Expected stock price volatility is based on the historical volatility of the Company’s common stock. The risk-free interest rate is based on the implied yield available on U.S. Treasury securities with an equivalent remaining term.

The Company generally receives a tax deduction when stock options are exercised or when restricted stock vests. Generally for stock options, the tax deduction is related to the excess of the stock price at the time the stock options are exercised over the exercise price of the stock options. For restricted stock, the tax deduction is equal to the fair market value of the Company’s common stock on the date the restricted stock vests multiplied by the number of shares of restricted stock. Excess tax benefits from stock-based compensation on the Company’s consolidated statements of cash flows for fiscal years 2014, 2013 and 2012 amounted to approximately $1.4 million, $8.4 million and $11.7 million, respectively.

The following table summarizes stock option and stock appreciation rights activity:

Stock Options and Stock Appreciation Rights	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	in thousands			in thousands
Outstanding at December 31, 2011	1,220	$41.20	5.8	$49,125
Granted	279	124.61
Exercised	(386)	30.28		32,201
Forfeited or expired	(74)	98.53
Outstanding at December 29, 2012	1,039	63.56	6.4	36,708
Granted	41	104.62
Exercised	(332)	35.64		24,820
Forfeited or expired	(70)	97.62
Outstanding at December 28, 2013	678	76.15	6.2	31,794
Granted	94	111.90
Exercised	(91)	39.20		6,391
Forfeited or expired	(18)	120.77
Outstanding at January 3, 2015	663	85.08	5.6	20,751
Exercisable at January 3, 2015	479	$73.45	5.1	$20,296

The aggregate intrinsic value in the table above is before income taxes and is based on the exercise price for outstanding and exercisable options/rights at January 3, 2015 and based on the fair market value of the Company’s common stock on the exercise date for options/rights that were exercised during the fiscal year.

Stock Options and Stock Appreciation Rights Outstanding and Exercisable.  The following table summarizes information with respect to stock options and stock appreciation rights outstanding and exercisable at January 3, 2015:

Stock Options Outstanding				Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Number of Shares	Weighted- Average Exercise Price
	in thousands			in thousands
$13.65 - $21.51	56	$15.09	3.6	56	$15.09
$25.77 - $42.76	103	34.94	3.7	103	34.94
$43.92 - $67.10	5	43.92	3.0	5	43.92
$69.53 - $106.40	97	80.86	6.3	95	80.80
$106.89 - $131.46	167	128.10	7.1	114	128.10
Total	428	$79.24	5.6	373	$72.29

Stock Appreciation Rights Outstanding				Stock Appreciation Rights Exercisable
Range of Exercise Prices	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Number of Shares	Weighted- Average Exercise Price
	in thousands			in thousands
$13.65 - $21.51	18	$13.65	2.1	18	$13.65
$25.77 - $42.76	17	35.69	2.5	17	35.68
$43.92 - $67.10	3	67.10	5.5	2	67.10
$69.53 - $106.40	70	93.62	5.6	39	87.56
$106.89 - $131.46	127	117.46	6.5	30	127.16
Total	235	$95.68	5.6	106	$77.52

Restricted Stock and Restricted Stock Units.  The following table summarizes restricted stock and restricted stock unit activity:

Restricted Stock and Restricted Stock Units	Number of Shares	Weighted-Average Grant Date Fair Value
	in thousands
Nonvested at December 31, 2011	352	$45.70
Granted	102	110.72
Vested	(161)	45.14
Forfeited	(16)	67.62
Nonvested at December 29, 2012	277	68.69
Granted	140	106.76
Vested	(171)	57.83
Forfeited	(27)	86.51
Nonvested at December 28, 2013	219	99.27
Granted	164	110.95
Vested	(115)	90.66
Forfeited	(13)	108.76
Nonvested at January 3, 2015	255	$110.17

The total fair value of shares/units vested during fiscal years 2014, 2013 and 2012 was $12.6 million, $18.1 million and $19.1 million, respectively.

The Company maintains a defined benefit plan for its employees located in Switzerland. The plan is funded through payments to an insurance company. The payments are determined by periodic actuarial calculations. During fiscal years 2014, 2013 and 2012, the Company recorded pension gains of $0.2 million and pension expenses of $6.2 million and $2.8 million, respectively, related to this plan. The liability for the Company’s defined benefit plan was $12.4 million and $8.6 million at the end of fiscal years 2014 and 2013, respectively. This liability is recorded in other long-term liabilities on the Company’s consolidated balance sheets.

Under French law, the Company is required to maintain a defined benefit plan for its employees located in France, which is referred to as a “retirement indemnity”. The amount of the retirement indemnity is based on the employee’s last salary and duration of employment with the Company. The employee’s right to receive the retirement indemnity is subject to the employee remaining with the Company until retirement. In each of fiscal years 2014, 2013 and 2012, the Company recorded pension expenses of $0.3 million per year for its retirement indemnity obligations. The liability for the Company’s retirement indemnity was $1.6 million and $1.5 million at the end of fiscal years 2014 and 2013, respectively. This liability is recorded in other long-term liabilities on the Company’s consolidated balance sheets.

16. Supplemental Cash Flow Information

The following table summarizes supplemental cash flow information (in thousands):

Fiscal Year	2014	2013	2012
Cash paid during the year for:
Interest	$15,924	$9,450	$5,155
Income taxes	$167,702	$167,624	$105,433
Supplemental disclosures of non-cash investing and financing activities:
Additions to property, plant and equipment included in accounts payable	$5,030	$8,317	$11,713
Additions to property, plant and equipment acquired under capital leases	$1,180	$1,068	$4,884
Issuance of common stock for acquisition	$0	$0	$19,899

17. Supplemental Disclosure for Accumulated Other Comprehensive Income

The following table illustrates changes in the balances of each component of accumulated other comprehensive income, net of taxes (in thousands):

	January 3, 2015
		Cash Flow Hedges
	Currency Translation Adjustments	Forward Contracts	Interest Rate Swap	Pension Plan	Total
Beginning balance	$38,152	$(2,091)	$(106)	$736	$36,691
Other comprehensive income (loss) before reclassifications	(65,240)	37,182	(3,397)	(4,804)	(36,259)
Tax (expense) benefit	(153)	(14,255)	1,238	421	(12,749)
Amounts reclassed from accumulated other comprehensive income	0	8,893	(2,774)	0	6,119
Tax (expense) benefit	0	(3,037)	1,011	0	(2,026)
Total other comprehensive income (loss)	(65,393)	17,071	(396)	(4,383)	(53,101)
Ending balance	$(27,241)	$14,980	$(502)	$(3,647)	$(16,410)

	December 28, 2013
			Cash Flow Hedges
	Currency Translation Adjustments	Securities Available for Sale	Forward Contracts	Interest Rate Swap	Pension Plan	Total
Beginning balance	$30,181	$(475)	$(946)	$0	$0	$28,760
Other comprehensive income (loss) before reclassifications	7,971	(83)	(2,148)	(1,592)	583	4,731
Tax (expense) benefit	0	0	757	561	153	1,471
Amounts reclassed from accumulated other comprehensive income	0	(558)	(145)	(1,423)	0	(2,126)
Tax (expense) benefit	0	0	(101)	498	0	397
Total other comprehensive income (loss)	7,971	475	(1,145)	(106)	736	7,931
Ending balance	$38,152	$0	$(2,091)	$(106)	$736	$36,691

	December 29, 2012
			Cash Flow Hedges
	Currency Translation Adjustments	Securities Available for Sale	Forward Contracts	Total
Beginning balance	$18,953	$(446)	$3,673	$22,180
Other comprehensive income (loss) before reclassifications	11,228	(29)	1,232	12,431
Tax (expense) benefit	0	0	(806)	(806)
Amounts reclassed from accumulated other comprehensive income	0	0	7,761	7,761
Tax (expense) benefit	0	0	(2,716)	(2,716)
Total other comprehensive income (loss)	11,228	(29)	(4,619)	6,580
Ending balance	$30,181	$(475)	$(946)	$28,760

18. Major Customer, Segment and Geographic Information

Major Customer

Wholesale customers of the Company consist principally of major department stores and specialty retail stores located throughout the world. No individual customer accounts for 10% or more of the Company’s net sales.

Segment Information

The Company reports segment information based on the “management approach”. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments.

The Company manages its business primarily on a geographic basis. The Company’s reportable operating segments are comprised of (i) Americas, (ii) Europe and (iii) Asia. Each reportable operating segment includes sales to wholesale and distributor customers, and sales through Company-owned retail stores and e-commerce activities based on the location of the selling entity. The Americas segment primarily includes sales to customers based in Canada, Latin America and the United States. The Europe segment primarily includes sales to customers based in European countries, the Middle East and Africa. The Asia segment primarily includes sales to customers based in Australia, China, India, Indonesia, Japan, Malaysia, New Zealand, Singapore, South Korea, Taiwan and Thailand. Each reportable operating segment provides similar products and services.

The Company evaluates the performance of its reportable segments based on net sales and operating income. Net sales for geographic segments are based on the location of the selling entity. Operating income for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. General corporate expenses, including certain administrative, legal, accounting, technology support costs, equity compensation costs, payroll costs attributable to executive management, brand management, product development, art, creative/product design, marketing , strategy, compliance and back office supply chain expenses are not allocated to the various segments because they are managed at the corporate level internally. The Company does not include intercompany transfers between segments for management reporting purposes.

Certain reclassifications have been made to prior year amounts to conform with fiscal year 2015 presentation. Due to changes in the Company’s reportable segments as discussed in Note 1 to the consolidated financial statements, segment results for fiscal years 2014, 2013 and 2012 have been recast to present results on a comparable basis. Summary information by operating segment was as follows (in thousands):

	Fiscal Year 2014
	Net Sales	Operating Income	Depreciation and Amortization	Long-term Assets	Total Assets

Americas	$1,747,506	$463,246	$24,846	$263,324	$809,548
Europe	1,195,948	287,961	20,028	220,742	561,486
Asia	566,237	116,288	12,676	57,508	233,881
Corporate		(300,959)	25,780	176,124	602,637
Consolidated	$3,509,691	$566,536	$83,330	$717,698	$2,207,552

	Fiscal Year 2013
	Net Sales	Operating Income	Depreciation and Amortization	Long-term Assets	Total Assets

Americas	$1,703,350	$472,812	$22,024	$260,730	$781,374
Europe	1,052,497	238,585	18,904	248,182	600,289
Asia	504,124	115,841	9,332	60,197	210,916
Corporate		(265,642)	24,007	181,843	637,835
Consolidated	$3,259,971	$561,596	$74,267	$750,952	$2,230,414

	Fiscal Year 2012
	Net Sales	Operating Income	Depreciation and Amortization	Long-term Assets	Total Assets

Americas	$1,529,279	$404,387	$18,036	$244,705	$687,380
Europe	880,012	180,958	15,558	228,129	506,325
Asia	448,217	114,011	6,813	49,949	183,935
Corporate		(210,516)	20,099	175,094	464,349
Consolidated	$2,857,508	$488,840	$60,506	$697,877	$1,841,989

The following table indicates revenue for each class of similar products for fiscal years 2014, 2013 and 2012 (in thousands):

	Fiscal Year 2014		Fiscal Year 2013		Fiscal Year 2012
	Net Sales	Percentage of Total	Net Sales	Percentage of Total	Net Sales	Percentage of Total
Watches	$2,736,511	78.0%	$2,513,081	77.1%	$2,141,481	74.9%
Leathers	419,391	11.9	436,285	13.4	440,113	15.4
Jewelry	276,485	7.9	228,748	7.0	181,636	6.4
Other	77,304	2.2	81,857	2.5	94,278	3.3
Total	$3,509,691	100.0%	$3,259,971	100.0%	$2,857,508	100.0%

Geographic Information

Net sales and long-lived assets related to the Company’s operations in the U.S., Europe, Asia and all other international markets were as follows (in thousands):

	Fiscal Year 2014
			Long-tern
	Net Sales (1)		Assets
United States	$1,588,566		$397,034
Europe	1,195,948	(2)	235,219
Asia	566,237		67,693
All other international	158,940		17,752
Consolidated	$3,509,691		$717,698

	Fiscal Year 2013
			Long-tern
	Net Sales (1)		Assets
United States	$1,525,107		$412,966
Europe	1,052,497	(2)	262,324
Asia	504,124		65,432
All other international	178,243		10,230
Consolidated	$3,259,971		$750,952

	Fiscal Year 2012
			Long-tern
	Net Sales (1)		Assets
United States	$1,354,337		$392,740
Europe	880,012	(2)	239,917
Asia	448,217		54,491
All other international	174,942		10,729
Consolidated	$2,857,508		$697,877

(1)                                 Net sales are based on the location of the selling entity.

(2)                                 Net sales from Germany accounted for more than 10% of the Company’s consolidated net sales and were approximately $612.5 million, $578.8 million and $472.4 million in fiscal years 2014, 2013 and 2012, respectively.